EXHIBIT 10.1

Private & Confidential

January 23, 2013

Mr. Mike Rouse, CEO
Turbine Truck Engines, Inc.
46600 Deep Woods Rd.
Paisley, Florida 32767

Re:           Letter of Intent

Dear Mike:

This is a binding letter of intent (“LOI”).  It embodies our phone meetings, emails, the sharing to date under the NDA we have each executed and the discussions with Robert Scragg, whom we understand has conveyed to Turbine Truck Engines, Inc. (“TTE” or “you”) much of his intellectual property.

The subject of this LOI is a natural gas to Methanol technology (“GTM”) which Mr. Scragg had at one time patented, but which patent has since expired, without there ever having been a commercialization of such GTM.  Nonetheless, both Mr. Scragg and our technical sources believe the GTM worth exploring further.  TTE has, or will have, on or before January 31, 2013, obtained from Mr. Scragg, all of his right, title and interest, in and to the GTM, and all related trade secrets, and all other rights in the GTM, of any type or nature whatsoever, held by Mr. Scragg or arising therefrom (hereinafter referred to as the “GTM Rights”).

BluGen, Inc. (“BGI”) is a California corporation specializing in unique energy related technologies.  BGI is presently in the process of commercializing a natural gas to hydrocarbon liquid technology which gives BGI particular interest and expertise in evaluating and assisting with the TTE/Scragg the GTM.

Let us also say, at the outset, that BGI is the “we,” we are using herein.  It should also be clear that “you” could, depending on the context refer to TTE, Robert Scragg or any other entity to whom ownership of the GTM Rights referenced above may be housed.

The parties will pursue the creation of a legal structure consisting of a separate Joint Venture, coupled with any necessary licensing arrangements, for the purpose of pursing the commercializing of the GTM.  This project shall be known as the “GTM Project” and the parties have agreed that prior to, or in conjunction with the creation of the formal Joint Venture, the following steps will be taken, in accordance with the timeline established, and by the assigned parties, at their sole cost and expense, each of which is undertaken in furtherance of the Joint Venture:

1.
Messrs Scragg and Patel, of TTE and BGI respectively, shall document the Scragg trade secrets, not disclosed in the expired patent, along with any critical know how, for insertion into the TTE license, to clarify the definition of the GTM Rights.  TTE will license to BGI or the Joint Venture, all of the GTM Rights, which license agreement will provide for TTE’s retention of all GTM Rights until such time as the Joint Venture is established and such GTM Rights are either contributed or licensed to the Joint Venture;  Completion Date: Maximum 1 month from the date hereof.

2.
BGI will create a Lab Version,  to recreate what Mr. Scragg’s did during the 1980’s and 1990's with Robert Scragg’s assistance, and based on the results, to develop the economic viability analysis of commercialization and then to proceed to Step 3 below.

3.
BGI will develop a partial Scalable Lab version to meet the first stage Pilot Commercialization with Robert Scragg’s assistance. (Which will entail proof of concept &commercialization and removing critical risks) ......Completion Date: Maximum 6-9 months from successful completion of Step 1 to Step 2.

4.	BGI will complete the full scale first stage Pilot commercial “engineering unit" with Robert Scragg’s assistance....... Completion Date: Maximum 6-9 months after successful completion of Step 2.

5.
BGI will design &develop Control System (HW/SW) for (1, 2, 3 & 5) with Robert Scragg’s full time assistance, if required. ..... Completion Date: Maximum 6-9 months after successful completion of Step 2.

6.	BGI will identify Federal/State compliances & Safety designs........ Completion Date: Maximum 6-9 months after successful completion of Step 2.

7.	BGI will develop full Engineering drawings for a 50 bpd system (pending amarket evaluation of productsizing….. Completion Date: Maximum 6-9 months after successful completion of Step 2.

8.
The parties will develop a form agreement for their Joint Venture, which shall include any licensing of either existing or new intellectual property developed in the process of creating a commercialized GTM product, with reasonable consideration therefor developed by consensus between the parties.…..  Completion Date: Maximum 6-9 months after successful completion of Step 2.

9.
BGI will fabricate, assemble, integrate and test the first unit in California; commissioning and manufacturing the subsequent units as the Parties shall determine.....Completion Date: 6 months after receipt of order (“ARO”) and will depend on Step 6.

In addition, the parties intend to pursue the following, as the market and business needs dictate:
●	Develop nano and micro gas to liquid market, trial clients and institutional clients.
●	Pursue government grants and subsidies in Canada and the US.
●	Expand into near term opportunities in biogas, gasification and flaring gas conversion into liquids.
●	Source and finance ancillary technologies to convert the base product methanol into value added products such DME, Gasoline (MTG) and M85.
●	Procure wholesale and retail off-take agreements necessary to secure equipment loan financing.
●	Provide term sheets from significant launch customers.

The Completion Dates outlined herein, are for benchmark purposes designed to keep the GTM Project on track.  These Benchmarks, if not met, are deemed material, unless otherwise extended in writing. In the event that any such Completion Date is not met, the party called upon to perform by such date, shall notify the other party in writing prior to the Completion Date, as to the party’s inability to meet the Completion Date and offer, if available, a new Completion Date.  If the other party agrees, the Completion Date shall be modified.  If not, failure to meet the Completion Date as set, shall be grounds for a Default as provided herein.

TTE and BGI met through Geoff Forrester of AVRO Technologies, LTD (“AVRO”), with whom TTE has had discussions for some prior months, including a draft of a potential agreement which was never finalized.  Geoff has also for some months been exploring various businesses and technologies with BGI.  Geoff has been kept apprised of our LOI discussions and has opted to stand aside in terms of participation herein, until Step 4 above.  At that time, he would like to have first rights of refusal to deploythe GTM for the areas in Canada where he has been working, and for sale or other placement with people with whom he has business relationships.  Geoff would also like the opportunity, expressed as a first right of refusal, to finance the Step 9 defined project.  These rights would be one time, not ongoing and will need to be addressed in a formal Agreement.

AVRO will primarily participate in Steps 4 to 9, as listed above. Geoff and AVRO execute this LOI to evidence its consent to the terms herein, and the potential future first rights that may be offered him or AVRO. Geoff and AVRO acknowledge that they are not a party to this Agreement, other than to consent to the terms herein that are applicable to them, and their consent and signatures are not required for any modification of this Agreement.

The Parties are desirous to enter into a long-term relationship that will use their respective areas of expertise and technology for the benefit of the GTM Project.  As provided, the parties will create a Joint Venture, which provides, among other things, that TTE will contribute the GTM Rights and BGI will contribute the development steps outlined in Steps 2 to 7 above as their contribution to the Joint Venture.  The Joint Venture will be owned 51% by TTE and 49% by BGI, and will provide for equal representation in management.  The Joint Venture will contribute and/or license from BGI and or TTE, or both, the GTM Rights, the Control System and/or whatever other unique technologies developed as a part of the first stage of the GTM Project.  This Agreement therefore is intended an as outline of ultimate ownership and profit sharing, irrespective of entity, understanding that the Parties may choose an alternative structure, however,  this Agreement shall outline the overarching principles behind such changes.

1.
Definitive Agreement. This letter shall serve as the Definitive Letter of Intent (“LOI” or “Agreement”) between the Parties and is deemed to incorporate any terms and conditions expressed in Attachments hereto, which the Parties may add from time to time based on mutual needs and on which we collectively wish to synergistically apply our individual unique capabilities.  Additional documents embodying elements of the GTM Project specified in various “Attachments” hereto shall be appended to this agreement as required.  Any Attachments must be in writing and signed by TTE and BGI.

2.
Shareholding / Profit Sharing.  The Parties’ concept is one of financial transparency and fairness throughout all aspects of the joint venture.  The Parties realize that as the business needs become better defined and clarified, the most cost effective approach to successfully fulfilling the respective needs and the overall goals of the GTM Project will be the responsibility of each of the Parties.  This will be accomplished with full openness to each participating Party to this LOI.  The Joint Venture Agreement will fully describe the roles & responsibilities of each Party for the GTM Project, beyond those contemplated in Steps 1-9 listed above, together with the respective financial arrangements anticipated.

3.
Confidentiality.  Each Party will keep confidential all information and documents obtained from any other Parties pursuant this Agreement, except for any information (i) disclosed to the public pursuant to a press release authorized by the Parties;  (ii) required to be provided in a filing with the SEC by TTE; (iii) released with the express prior written consent of the other Party hereto; (iv) that must be disclosed by law; (v) that becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation; (vi) that is independently developed without use of or reference to the other Party’s confidential information; (vii) that is obtained from another source not obligated to keep such information confidential; (viii) that is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time; (ix) that may be required or appropriate in response to any summons, subpoena, or discovery order or to comply with any applicable law, order, regulation, or ruling; or (x) that the Parties, or their designees, reasonably deem appropriate in order to conduct due diligence or other investigation and in the context of advancing the shared goals relating to the proposed GTM Project.

4.
Non-Circumvention. The Parties agree (i) not to circumvent or attempt to circumvent this LOI; nor (ii) will either Party take any action, opportunity, fees, commissions or other remunerations from the activities described herein, including, but not limited to, those in or relating to the GTM Project and proprietary information relating thereto except under this Agreement or the Joint Venture Agreement to be formed.  Each Party shall indemnify, defend and hold harmless the other against any circumvention or attempt to circumvent by divisions, subsidiaries, employees, consultants, principals, agents, associates, officers, directors, family members, assignees or other associated persons, affiliated with the Parties.

5.
Expenses.  Each of the Parties hereto agrees to be responsible for its own legal and professional fees and expenses and other transaction costs incurred in the evaluation and negotiation of this GTM Project, the LOI and the Joint Venture.

6.	Due Diligence. Each Party has conducted a due diligence review of the other and has agreed to enter into this LOI.

7.	No Oral Agreements. Subject to the foregoing, this LOI sets out the Parties' understanding as of this date, and there are no other written or oral agreements or understandings among the Parties.

8.
Agreement Voluntary and By Representation.  In executing this LOI and all other documents or instruments required, the Parties have not acted under any misapprehension, confusion or doubt as to the effect thereof, and are acting freely and voluntarily and under no coercion or duress. Each party has had the right to secure the services of counsel of its own choosing prior, to the execution of this LOI.

9.
Authority.  The undersigned further represents that such Party has the right, capacity, power and authority duly delegated by the Board of Directors, partners, proprietors or principals or agents of such Party to execute the documents and perform all the acts as may be necessary or desirable under this LOI.

10.
Compliance with Laws.  Each Party shall comply with the requirements of all applicable laws, ordinances and regulations of their country of jurisdiction or any state, country or other governmental entity in which it operates for purposes of the proposed GTM Project.  This section incorporates by reference all provisions required by such laws, orders, rules, regulations and ordinances. Each Party agrees to indemnify and hold any other Party harmless from and against any and all claims, actions or damages, including reasonable attorneys' fees, arising from or caused by any Party's failure to comply with the foregoing.

11.
Construction and Interpretation.  This Agreement has been prepared jointly by the Parties who acknowledge that they are of equal bargaining strength and the same shall not be construed for or against any Party hereto. The language in all parts of this LOI will be in all cases construed simply according to its fair meaning and not strictly for or against any Party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Agreement are for convenience only and will not affect the construction or interpretation of any of the provisions herein.

12.
Cooperation.  Each Party agrees to cooperate in good faith with the other, and to execute and deliver such further instruments, and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transaction contemplated by this LOI.

13.	Counterparts. This LOI may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

14.	Executed Copy. Any fully executed photocopy, digital scan, or similar reproduction of this LOI shall be deemed an original for all purposes.

15.
Force Majeure   Neither Party shall be deemed to be in default of or to have breached any provision of this LOI, nor shall the LOI terminate, solely as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil, or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government, or agency or official thereof, other catastrophes or any similar occurrences beyond the Parties' reasonable control.

16.
Gender.   When the context so requires, masculine gender shall include the feminine or neuter gender, and the neuter gender shall include the masculine or feminine gender. Similarly, the singular shall include the plural, and the plural shall include the singular.

17.	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of California.

18.
Notices.  All notices, requests, demands or other communication (collectively, "Notice") given to any Party pursuant to this Agreement will not be effective unless given in writing to the Parties at their respective addresses as set forth under their respective signatures below.  Notice will be deemed duly given when delivered personally or after deposit with an international air courier for soonest standard delivery.  The addresses of the Parties for the purpose of providing Notice pursuant to this section may be changed from time to time by Notice to the other party duly given in the foregoing manner. Notices are also required to be contemporaneously made by email to the addresses provided below the signature lines of each Party.

19.
References.  The recitals and all exhibits, attachments or other documents referenced in this LOI are fully incorporated into this LOI by reference.  Unless expressly set forth otherwise herein, all references herein to a "day," "month" or "year" will be deemed to be a reference to a calendar day, month or year, as the case may be. Unless expressly set forth otherwise herein, all cross-references herein will refer to provisions within this Agreement, and will not be deemed to be references to the overall transaction or to any other agreement or document.

20.
Defaults and Remedies.  In the event that any Party hereto, shall default in its or their obligations hereunder, the other party may declare a Default hereunder by giving the other five (5) days notice and opportunity to cure.  In the event that a Step completion date is not met or extended, as provided herein, either Party shall have the right to terminate this Agreement.  In the event that this Agreement is terminated, the licensing of the GTM Rights shall automatically terminate, and any use of such rights, shall be prohibited.  All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this LOI will be cumulative and no one of them will be exclusive of any other.

21.
Severability.  Each provision of this LOI is intended to be severable and if any term or provision herein is determined invalid or unenforceable for any reason, such illegality or invalidity will not affect the validity of the remainder of this LOI and, wherever possible, intent will be given to the invalid or unenforceable provision.

22.
Successors.   This LOI shall inure to the benefit of and be binding upon the Parties hereto and their respective and permitted successors, assigns, heirs, executors, administrators, and personal representatives.  Notwithstanding this provision, however, neither Party may delegate its duties under this LOI in whole or in part without the prior written consent of the other Party.  Such consent shall not be unreasonably withheld.

23.	Time of Essence. Time is of the essence with respect to the performance of every provision of this LOI.

24.
Dispute Resolution.  The provisions of this Section shall survive the termination of this LOI or any of its Attachments for any reason and remain in effect thereafter. Mindful of the cost in time, energy and money of resolving a dispute by litigation, the Parties agree that the sole and exclusive procedure for the resolution of a Dispute shall be as follows:

a.           Informal Negotiation.  The Parties shall attempt in good faith to resolve promptly any Dispute not resolved in the regular course of business by informal negotiations between senior executives of the Parties having direct responsibility within their respective organizations for the administration of this LOI.

b.           Formal Negotiation.  In the event that such informal negotiations do not result in resolution of the Dispute, either party may initiate further negotiations by delivery to the other of a written notice.  Within ten (10) days following the receipt of any such notice, the recipient Party shall deliver to the initiating Party a written response to the notice.  Each such notice and response shall include the Party’ s description of the Dispute (including any suggestions for the resolution of the Dispute), and designation of a senior executive who will represent the Party in further negotiations, who shall have authority to resolve the Dispute on behalf of such Party. The designated executives shall meet on at least one occasion (and may meet as often as they deem necessary), at a mutually acceptable time and place, and attempt in good faith to resolve the Dispute.

c.           Arbitration.  In the event that, within thirty (30) days following the initial written notice described in Section (b), the formal negotiation has not produced a resolution of the Dispute, either Party may submit the Dispute to be resolved by arbitration by one or more arbitrators (“Arbitrator”) of a mutually acceptable, neutral alternate dispute resolution service, applicable law and the provisions of this LOI.  Both Parties shall agree on a single Arbitrator, failing which, each Party shall appoint one Arbitrator and they in turn shall agree on a third Arbitrator.    In any case, however, an Arbitrator (a) shall not be a current or former employee of either Party; (b) shall have sufficient expertise in the subject matter of the Dispute; and (c) shall not receive any payments from either Party except in accordance with the provisions of this Section. The Arbitrator shall not in any event award punitive or exemplary damages, but may award equitable relief and arbitration costs. The Arbitrator’s decisions shall be final and conclusively binding on the Parties, and judgment upon such award may be entered in any court of competent jurisdiction. Unless otherwise agreed in writing by the Parties, any arbitration of a Dispute shall be held in Newport Beach, California, and shall be conducted in the English language.

25.	Headings. The headings used in this LOI are for reference and convenience only and shall not enter into the interpretation of this LOI.

26.
Cumulative Remedies.  No right or remedy in this LOI is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to a Party at law or in equity; and the exercise by a Party of any one or more of such remedies shall not preclude the simultaneous or later exercise by a Party of any or all such other remedies.

27.
Entire Agreement.  This LOI and all other agreements, exhibits, and schedules referred to in this LOI constitute(s) the final, complete, and exclusive statement of the terms of the agreements between the Parties pertaining to the subject matter of this LOI and describe general nature of transaction and supersedes all prior and contemporaneous understandings or agreements of the Parties.  No Party has been induced to enter into this LOI by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this LOI.

Executed and agreed to effective the ____, January, 2013.

Turbine Truck Engines, Inc.

By:         _________________________________
 Michael Rouse, Pres. & CEO

BluGen, Inc.

By:         _________________________________
 Haz Patel, Director Business Development

The statements concerning AVRO Technologies, LTD (“AVRO”) or Geoff Forrester are correct as stated herein:

______________________________________________
Geoff Forrester, Individually as well as for and on behalf
Of AVRO